Exhibit 4.17

THE LAW OFFICES OF DAVID J. STERN, P.A. 401(K) PLAN

COST-SHARING AGREEMENT

This Cost-Sharing Agreement (“Agreement”) is made and entered into as of [INSERT DATE], 2010 by and among, Law Offices of David J. Stern, P.A., a professional association licensed to practice law in the State of Florida (“Law Firm”), DJS Processing, LLC, a limited liability company organized under the laws of the State of Delaware (“DJSP”), Default Servicing, LLC, a limited liability company organized under the laws of the State of Delaware (“DSI”), Professional Title and Abstract Company of Florida, LLC, a limited liability company organized under the laws of the State of Delaware (“PTA”) (DJSP, PTA and DSI are each referred to herein as the “Newly-Formed LLC”).

WHEREAS, the Newly-Formed LLC became participating employers in The Law Offices of David J. Stern, P.A. 401(k) Plan (the “Plan”) on January 15, 2010;

WHEREAS, Matthews Benefits, Inc. (“Matthews”) provides plan compliance, reporting and administrative services for the Plan;

WHEREAS, notwithstanding any agreement or understanding (written or oral) to the contrary, Newly-Formed LLC and the Law Firm desire to share the administrative costs incident to the maintenance and operation of the Plan that are not otherwise paid by the Plan (“Plan Cost”).

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for such other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Law Firm shall invoice Newly-Formed LLC for its portion of the Plan Cost on a quarterly basis;

2. Plan Cost shall be allocated based on the number of employees at Newly-Formed LLC and Law Firm on the date of the invoice;

3. To the extent Matthews indicates on its invoice to Law Firm that a Plan Cost is related solely to the Law Firm or Newly-Formed, LLC, such cost shall be borne solely by the entity that incurred such Plan Cost;

4. Newly-Formed LLC shall pay its respective Plan Cost within ten (10) days following the receipt of the invoice from the Law Firm;

5. Newly-Formed LLC shall pay Plan Costs directly to Matthews from its own bank account;

6. If Newly-Formed LLC disputes the amount invoiced by the Law Firm regarding its portion of Plan Costs, Newly Formed LLC shall provide written notification of its objection to the Law Firm within ten (10) days following the receipt of such invoice.  If Newly Formed LLC and Law Firm are unable to agree on the Plan Cost for Newly-Formed LLC within ten (10) days of the Newly-Formed LLC’s written objection, the disputed amount shall be submitted to Matthews. and both the Law Firm and the Companies agree to be bound by the determination of Plan Cost by Matthews.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

LAW OFFICES OF DAVID J. STERN, P.A.

By:
Name:
Title:

DJS PROCESSING, LLC

By:
Name:
Title:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC

By:
Name:
Title:

DEFAULT SERVICING, LLC

By:
Name:
Title: